Item 77C

Scudder Growth and Income Fund, Scudder Capital Growth Fund and Scudder Small Company Stock Fund, each a series of INVESTMENT TRUST

The Proxy Statement on Schedule 14A for Scudder Growth and Income Fund, Scudder Capital Growth Fund and Scudder Small Company Stock Fund, each a series of Investment Trust (File No. 2-13628), is incorporated by reference to the Definitive Proxy Statement for such funds filed with the Securities and Exchange Commission on February 22, 2002.